Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
TCSI Corporation
at
$0.52 Net Per Share
by
Rocket Acquisition Sub, Inc.,
a wholly owned subsidiary of
Rocket Software, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, BOSTON TIME,
ON WEDNESDAY, DECEMBER 18, 2002, UNLESS THE OFFER IS EXTENDED.

        November 19, 2002

To Brokers, Dealers, Banks,
Trust Companies and other Nominees:

        We have been engaged by Rocket Acquisition Sub, Inc., a Nevada corporation (the "Purchaser") and a wholly owned subsidiary of Rocket Software, Inc., a Delaware corporation ("Rocket"), to act as the information agent (the "Information Agent") in connection with the Purchaser's offer to purchase all of the outstanding shares of common stock, par value $0.10 per share (the "Shares"), of TCSI Corporation, a Nevada corporation ("TCSI"), at a price of $0.52 per share (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase, dated November 19, 2002 (the "Offer to Purchase"), and in the Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares that are registered in your name or in the name of your nominee.

        Holders of Shares who wish to tender their Shares but whose certificates for such Shares (the "Share Certificates") are not immediately available, who cannot complete the procedures for book-entry transfer on a timely basis, or who cannot deliver all other required documents to EquiServe Trust Company, N.A. (the "Depositary") prior to the Expiration Date (as defined in the Offer to Purchase) must tender their Shares according to the guaranteed delivery procedure set forth in the Offer to Purchase.

        Enclosed herewith are copies of the following documents:

        1.    The Offer to Purchase dated November 19, 2002;

        2.    The Letter of Transmittal to be used by stockholders of TCSI to tender Shares in the Offer (manually signed facsimile copies of the Letter of Transmittal may also be used to tender Shares);

        3.    A letter to stockholders of TCSI from the President, Chief Executive Officer and Chief Financial Officer of TCSI, accompanied by TCSI's Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by TCSI, which includes the recommendation of TCSI's board of directors that TCSI stockholders accept the Offer and tender their Shares to the Purchaser pursuant to the Offer;

        4.    A printed form of letter that may be sent to your clients for whose account you hold Shares that are registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

        5.    Notice of Guaranteed Delivery to be used to accept the Offer if Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to the Depositary or if the procedures for book-entry transfer cannot be completed on a timely basis;

        6.    Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

        7.    Return envelope addressed to EquiServe Trust Company, N.A., as the Depositary for the Offer.

        We urge you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at 12:00 midnight, Boston time, on Wednesday, December 18, 2002, unless the Offer is extended.

        The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not properly withdrawn prior the Expiration Date (as defined in the Offer to Purchase) a number of shares of TCSI common stock that, when added to the number of shares of TCSI common stock owned by Rocket, represents at least ninety percent (90%) of the shares of TCSI common stock issued and outstanding on a fully diluted basis (the "Minimum Condition"). If more than fifty percent (50%) but less than ninety percent (90%) of the then-outstanding shares of TCSI common stock are tendered pursuant to the Offer and not withdrawn, the Purchaser will, under certain circumstances described in the Offer to Purchase and the related Merger Agreement, amend the terms of the Offer to reduce the number of shares of TCSI common stock subject to the Offer to fifty and one-tenth percent (50.1%) of the outstanding shares. The Offer is also subject to other conditions described in Section 13 (Certain Conditions to the Offer) of this Offer to Purchase.

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 12, 2002 (the "Merger Agreement"), by and among Rocket, the Purchaser and TCSI pursuant to which, following the purchase of shares of TCSI common stock in the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into TCSI (the "Merger"), with TCSI surviving the Merger as a wholly owned subsidiary of Rocket. As a result of the Merger, each outstanding Share (other than Shares owned by Rocket, the Purchaser, TCSI or any subsidiary of Rocket or TCSI, or by stockholders, if any, who are entitled to and properly exercise dissenters' rights under Nevada law) will be converted into the right to receive the price per Share paid in the Offer in cash, without interest thereon.

        TCSI's board of directors has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereto are fair to and in the best interests of the stockholders of TCSI; and (ii) approved and adopted the Merger Agreement and authorized and approved the Merger and the transactions contemplated thereby. Accordingly, the TCSI board of director has unanimously recommended that the stockholders of TCSI tender their shares of TCSI common stock pursuant to the Offer and vote to adopt the Merger Agreement at any meeting of stockholders of TCSI that may be called to consider such adoption.

        On the terms of and subject to the conditions to the Offer, promptly after the Expiration Date of the Offer, the Purchaser will accept for payment, and pay for, all Shares validly tendered to the Purchaser and not properly withdrawn prior to the Expiration Date of the Offer. To validly tender Shares in the Offer (i) the certificate(s) representing the tendered Shares, together with the Letter of Transmittal (or a facsimile copy of it), properly completed and duly executed, together with any required signature guarantees, and any other required documents, must be received by the Depositary prior to the Expiration Date, (ii) in the case of a tender effected pursuant to the book-entry transfer procedures described in the Offer to Purchase (a) either the Letter of Transmittal (or a facsimile copy of it), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase), and any other required documents, must be received by the Depositary prior to the Expiration Date of the Offer, and (b) the Shares to be

tendered must be delivered pursuant to the book-entry transfer procedures described in the Offer to Purchase and a Book-Entry Confirmation (as defined in the Offer to Purchase) must be received by the Depositary prior to the Expiration Date or (iii) the tendering stockholder must comply with the guaranteed delivery procedures described in the Offer to Purchase prior to the Expiration Date.

        Neither the Purchaser nor Rocket will pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent, as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares in connection with the Offer. You will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your customers. The Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

        Questions regarding the Offer, and requests for additional copies of the enclosed material, may be directed to the Information Agent at the address and telephone number listed on the back cover of the Offer to Purchase.

Very truly yours,

Georgeson Shareholder Communications Inc.

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, ROCKET, THE DEPOSITARY OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL FOR THE OFFER.

Georgeson Shareholder Communications Inc.
17 State Street
New York, New York 10004

Banks and Brokers Call: (212) 440-9800
All Others Call Toll Free: (877) 357-0560